                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11/c/ or Rule 14a-12

                       SYSTEM SOFTWARE ASSOCIATES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                  N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(I)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:
         N/A


     (2) Aggregate number of securities to which transaction applies:
         N/A


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         N/A


     (4) Proposed maximum aggregate value of transaction:
         N/A


     (5) Total fee paid:
         N/A

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
         N/A


     (2) Form, Schedule or Registration Statement No.:
         N/A


     (3) Filing Party:
         N/A


     (4) Date Filed:
         N/A

                       SYSTEM SOFTWARE ASSOCIATES, INC.
                      500 West Madison Street, 32nd Floor
                            Chicago, Illinois 60661

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           To Be Held on May 28, 1997

To the Stockholders of System Software Associates, Inc.:

   The Annual Meeting of Stockholders of System Software Associates, Inc., a Delaware corporation (the "Company"), will be held at the First National Bank of Chicago, 57th Floor Meeting Room, One First National Plaza in Chicago, on May 28, 1997 at 9:00 A.M. for the following purposes, as more fully described in the accompanying Proxy Statement:

   1. To elect four (4) directors to serve until the next annual meeting of stockholders or until their successors are elected and qualified;

   2. To amend Article Fourth of the Company's Certificate of Incorporation in increase the Company's authorized shares of Common Stock to 250 million shares;

   3. To amend the Company's Long-Term Incentive Plan to increase the number of shares of Common Stock available for grants thereunder by 2,700,000 and to revise certain provisions regarding vesting; and

   4. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

   Stockholders of record of the Company's Common Stock, par value $0.0033 per share, at the close of business on April [11], 1997, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting, also as more fully described in the Proxy Statement.

   The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations, audited Financial Statements, letter to stockholders, and certain other information are contained for your reference in Annex A at the end of this Proxy Statement.

   All stockholders are cordially invited to attend the meeting. Those who cannot attend are urged to sign, date and otherwise complete the enclosed proxy and return it promptly in the envelope provided. Any stockholder giving a proxy has the right to revoke it at any time before it is voted.

                                       For the Board of Directors

                                       Joseph J. Skadra
                                       Secretary

Chicago, Illinois
April   , 1997
      --
                             ----------------------

                            YOUR VOTE IS IMPORTANT.
          PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY,
             WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

                             ----------------------

                        SYSTEM SOFTWARE ASSOCIATES, INC.
                      500 West Madison Street, 32nd Floor
                            Chicago, Illinois 60661

                          ---------------------------
                                PROXY STATEMENT
                          ---------------------------

                        Approximate date proxy material
                          first sent to stockholders:
                                 April __, 1997
                          ---------------------------


  The following information is provided in connection with the solicitation of proxies for the Annual Meeting of Stockholders of System Software Associates, Inc., a Delaware corporation (the "Company" or "SSA"), to be held on May 28, 1997, and adjournments thereof (the "Meeting"), for the purposes stated in the Notice of Annual Meeting of Stockholders preceding this Proxy Statement.

                              GENERAL INFORMATION

Solicitation of Proxies

  A form of proxy is being furnished herewith by the Company to each stockholder and, in each case, such proxy is solicited on behalf of the Board of Directors of the Company for use at the Meeting. The entire cost of soliciting these proxies will be borne by the Company. Solicitation will be made by mail, and may also be made by telephone or telegraph by directors, officers and regular employees of the Company, but these persons will not be separately compensated for such solicitation services. The Company may pay persons holding shares in their names or the names of their nominees for the benefit of others, such as brokerage firms, banks, depositories and other fiduciaries, for costs incurred in forwarding proxy solicitation material to their principals.

Authority Conferred by Proxies

  Unless a contrary choice is specified in the proxy, each proxy duly executed and returned by stockholders and received by the Company before the Meeting will be voted FOR the election of all of the nominee-directors specified herein, FOR the amendment of Article Fourth of the Company's Certificate of Incorporation, and FOR the amendment of the Company's Long-Term Incentive Plan. Where a contrary specification is indicated as provided in the proxy, the shares represented by the proxy will be voted in accordance with the specification made. Abstentions are considered as shares present and entitled to vote but are not counted as affirmative votes cast on a given matter. A broker or nominee holding shares registered in its name, or in the name of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner does not have the discretion to vote the beneficial owner's shares with respect to the proposals. Any broker or nominee "non-votes" with respect to the proposals will not be considered as shares entitled to vote on that matter and will not be considered by the inspector when counting votes cast on the matters. As to other matters, if any, to be voted upon at the Meeting, the persons designated as proxies in the accompanying form of proxy will take such action as they, in their discretion, may deem advisable. The persons named as proxies were selected by the Board of Directors and each of them is a director or officer of the Company.

Revocability of Proxies

  Execution of the enclosed proxy will not affect your right as a stockholder to attend the Meeting and to vote in person. Any stockholder giving a proxy has the right to revoke it at any time by: (i) a later dated proxy, duly executed and delivered or presented at the Meeting; (ii) a written revocation sent to and received by the Secretary of the Company prior to the Meeting; or (iii) attendance at the Meeting and voting in person.

Voting Securities and Record Date

  The Company's voting securities consist of one class of Common Stock, par value $0.0033 per share (the "Common Stock"). The Company had outstanding [42,613,825] shares of Common Stock as of the close of business on April 11, 1997 (the "Record Date"). (Unless otherwise indicated, all share and per share data in this Proxy Statement have been adjusted to reflect all stock splits, including the three-for-two split effective December 27, 1995.) Only stockholders of record on the books of the Company at the close of business on the Record Date will be entitled to vote at the Meeting. Each share of Common Stock is entitled to one vote. Representation at the Meeting by the holders of a majority of the shares of Common Stock outstanding on the Record Date, either by personal attendance or by proxy, will constitute a quorum.

Security Ownership of Principal Holders and Management

  The table on the following page sets forth information as of April 1, 1997 with respect to the beneficial ownership of the Company's outstanding Common Stock by each stockholder known by the Company to be the beneficial owner of more than 5% of its Common Stock, each director, each executive officer discussed under "Management Compensation" below, and all the directors and officers as a group. Except as otherwise indicated, the stockholders have sole voting and investment power with respect to shares beneficially owned by them.





            Name and Address                                 Amount and Nature of         Percent
          of Beneficial Owner                                Beneficial Ownership        of Class
          -------------------                                --------------------        --------
Roger E. Covey............................................    13,284,750  (1)(2)           31.1%
  System Software Associates
  500 W. Madison Street, 32nd Floor
  Chicago, Illinois  60661

Gardner Lewis Asset Management, L.P.......................     4,062,999  (3)               9.5%
  285 Wilmington, W. Chester Pike
  Chadds Ford, PA 19317

Massachusetts Financial Services Company..................     3,324,695  (4)               7.8%
  500 Boylston Street
  Boston, MA 02116

Jurika & Voyles, L.P......................................     2,953,157  (5)               6.9%
  1999 Harrison Street, Suite 700
  Oakland, CA 94612

William N. Weaver, Jr.....................................       336,000  (6)               *

John W. Puth..............................................       178,063  (1)(7)            *

Terry H. Osborne..........................................        97,950  (1)               *

Riz Shakir................................................        90,669  (1)               *

Willard I. Zangwill.......................................        15,200                    *

Joseph J. Skadra..........................................         9,000  (1)               *

Terry E. Notari...........................................             0                    *

Andrew J. Filipowski......................................             0                    *

All Officers and Directors as a Group (seven persons).....    13,913,682  (1)(2)(6)(7)    32.5%

-------------------------------------
* Less than 1%.

(1) Includes options to acquire shares, exercisable within 60 days of April 1, 1997, as follows: Mr. Covey 60,000; Mr. Puth 111,938; Mr. Osborne 97,950; Mr. Skadra 9,000 and Mr. Shakir 24,001 shares.

(2) Includes 1,000,000 shares held by the Teng Research Foundation, of which Mr. Covey is the President.

(3) According to a Report on the SEC's Schedule 13G, Gardner Lewis Asset Management has sole dispositive power for all 4,062,999 listed shares, and exercises sole voting power over 3,607,425 shares and shared voting power over 73,200 of such shares.

(4) According to a Report on the SEC's Schedule 13G, Massachusetts Financial Services Company has sole dispositive power over 3,324,695 shares and sole voting power over 3,182,895 shares.

(5) According to a Report on the SEC's Schedule 13G, Jurika & Voyles has shared dispositive power over 2,953,157 shares and shared voting power over 2,567,467 shares.

(6) Includes 36,000 unissued shares of the Company's Common Stock, subject to a currently exercisable option held by Sachnoff & Weaver, Ltd., of which Mr. Weaver is a member. Mr. Weaver disclaims beneficial ownership of all but his pro rata portion of the shares covered by the option.

(7) Includes 5,000 shares held by a family partnership, of which Mr. Puth is a general partner.


                       ITEM No. 1--ELECTION OF DIRECTORS

     The By-Laws of the Company currently provide that the Board of Directors shall consist of five directors to be elected at the annual meeting of stockholders to hold office until the next annual meeting or until their successors are elected and qualified. One of the current directors, Dr. Willard Zangwill, has indicated to the Company that he does not wish to stand for re-election. Accordingly, the Board has adopted a resolution amending the by-laws to provide that, effective immediately prior to the Meeting, the size of the Board of Directors shall be reduced to four directors. The proxies solicited by and on behalf of the Board of Directors will be voted FOR the election of the four nominees listed below, unless authority to do so is withheld as provided in the proxy. All nominees are currently members of the Company's Board of Directors. If for any reason one or more of the nominees should be unable to serve or refuse to serve as a director (an event which is not anticipated), the persons named as proxies will vote for another candidate or candidates nominated by the Board of Directors, and discretionary authority to cast such votes is included in the proxy. The nominees receiving the highest number of votes of shares of Common Stock, up to the number of directors to be elected, shall be elected.

Nominees

     The Board of Directors has nominated for election the following individuals, all of whom are currently directors:

     ROGER E. COVEY, age 42, founded the Company and since November 1, 1994 has served as Chief Executive Officer and Chairman of the Board of the Company, positions which he also held from its inception in October 1981 until August 1991, at which time he was elected as Vice-Chairman of the Board. From September 1, 1994 until October 31, 1994, he served as the Company's Vice President-- Research and Development. He holds a B.S. degree from the University of Illinois and an M.B.A. and an M.A. in Chinese Art History, both from the University of Chicago.

     ANDREW J. FILIPOWSKI, age 45, has been a Director of the Company since July 1996. Mr. Filipowski, has been President and Chief Executive Officer of PLATINUM technology, inc., a provider of enterprise infrastructure software products, since that company's founding in April 1987. Mr. Filipowski was a founder of DBMS, Inc., a software products and services company and served as its Chairman, President and Chief Executive Officer from 1979 until March 1987.

     JOHN W. PUTH, age 68, has been a Director of the Company since his appointment in April 1988. Since December 1987, Mr. Puth has served as President of J. W. Puth Associates, an industrial consulting firm. From January 1983 through December 1987, Mr. Puth was Chairman and President of Clevite Industries, Inc., a manufacturer of industrial products. From October 1975 until January 1983, Mr. Puth was President and Chief Executive Officer of Vapor Corporation. Mr. Puth is a director of Allied Products Corporation, Brockway, A.M. Castle & Co., L.B. Foster Company, Lindberg Corporation and USFreightways Corporation, as well as several privately-held corporations. He holds a B.S. degree from Lehigh University.

     WILLIAM N. WEAVER, JR., age 62, has been a Director of the Company since December 1986 and its Assistant Secretary since March 1985. Mr. Weaver is a member of the law firm of Sachnoff & Weaver, Ltd., an Illinois professional corporation (S&W), which is counsel to the Company. Mr. Weaver has practiced law in the State of Illinois since 1964 and serves as a director of USFreightways Corporation, as well as several privately-held corporations. He holds an A.B. degree from Oberlin College and a J.D. from John Marshall Law School.


Committees and Attendance

     The Board of Directors met eleven (11) times during fiscal 1996. The Audit Committee, consisting of directors Warren J. Hayford, John W. Puth and William
N. Weaver prior to July 25, 1996, and John W. Puth, William N. Weaver and Andrew
J. Filipowski, after July 25, 1996, met one (1) time during fiscal 1996. The Audit Committee oversees the activities of the Company's independent auditors. The Compensation Committee met seven (7) times during fiscal 1996, including actions taken by consent in connection with administration of the Company's Stock Option Plans. This committee consisted of Warren J. Hayford, John W. Puth and William N. Weaver, prior to July 25, 1996, and John W. Puth, Andrew J. Filipowski and Willard I. Zangwill after July 25, 1996. This Committee reviews and makes recommendations to the Board of Directors with regard to the salaries, incentive compensation and related benefits of corporate officers and other employees.

      The Company also has a Director Search Committee which seeks and investigates potential nominees to the Company's Board of Directors. Although the Director Search Committee is not currently seeking any candidates, nominees recommended by stockholders would be eligible for consideration when appropriate. Stockholders wishing to nominate director candidates for consideration by the Committee may do so by writing to Joseph J. Skadra, the Secretary of the Company, giving the candidate's name, biographical data and qualifications.

Compensation of Directors

     The Company does not pay directors any cash consideration for serving on the Board of Directors. In recognition of their continued board service, the Company on December 16, 1994, adopted a policy pursuant to which every five years, all non-employee directors shall be awarded an option under the Company's existing stock option plans to purchase 22,500 shares, exercisable at the fair market value of the Company's stock on the date of grant, such options to become exercisable in equal portions on the first five anniversaries of the grant date. The first award under this plan was granted on December 16, 1994, and is exercisable at $9.83 per share. Pursuant to the same policy and, Mr. Filipowski and Dr. Zangwill were each awarded options to purchase 22,500 shares concurrently with their appointment to the Board of Directors in July 1996. These options vest in five equal installments on the first five anniversaries of their appointment, and are exercisable at $13.50 per share, the fair market value of the Company's stock on the date of grant.

     In consideration of this and earlier option grants, S&W agreed to waive its fees for Mr. Weaver's time expended attending meetings of the Board of Directors. Accordingly, neither Mr. Weaver nor S&W received any cash compensation in consideration of Mr. Weaver's services as a director in fiscal 1996.

                            MANAGEMENT COMPENSATION

  The table below discloses the compensation awarded by the Company during the Company's last three fiscal years to the Chief Executive Officer and to each of the other four executive officers as of the end of fiscal 1996:


                          Summary Compensation Table

                                                   Annual Compensation     Long-term Compensation Awards
                                                  ---------------------  ---------------------------------
         Name and Principal                Fiscal
            Position                        Year   Salary ($)  Bonus ($)  Securities Underlying Options (#)
----------------------------------------   ------  ----------  ---------  ---------------------------------
Roger E. Covey, Chairman of the Board       1996    400,000      - 0 -                  - 0 -
 and Chief Executive Officer                1995    342,917    127,000                150,000

Terry H. Osborne, President and Chief       1996    348,840     31,579                  - 0 -
 Operating Officer (1)                      1995    357,560    159,123                150,000
                                            1994    303,833    124,000                 75,000

Joseph J. Skadra, Vice President and        1996    229,000     47,000                  5,000
  Chief Financial Officer (2)               1995    220,000     64,000                  - 0 -
                                            1994     41,250     59,269                 45,000

Riz Shakir, Vice President, Architecture    1996    211,250     43,000                 30,000
    & Technology

Terry E. Notari, Vice President, North      1996    113,750     32,812                  - 0 -
  America (3)                               1995    210,000    116,187                  - 0 -
                                            1994    210,000     80,000                 45,000
-----------------------

(1) Mr. Osborne served as the Company's Vice President -- Europe from November 1991 through October 1994, and as its President and Chief Operating Officer from November 1, 1994 until his retirement on November 1, 1996. Mr. Osborne's cash compensation in 1994, and a portion of such compensation in 1995, was paid in British Pounds. The amounts above were converted to U.S. Dollars using an exchange rate of $1.51 to (Pounds)1, the applicable rate on February 1, 1996. In addition to the salary and bonus indicated, Mr. Osborne received other annual compensation consisting of a $2,000 monthly car allowance and rent-free occupancy of a condominium residence in Chicago owned by the Company. The Company estimates that occupancy of the condominium had an annual value of approximately $40,000 in 1996.

(2) Indicated salary and bonus for fiscal 1994 were paid commencing with Mr. Skadra's hiring on August 12, 1994.

(3) Mr. Notari retired from his position on May 1, 1996.


Employment Contracts

  Pursuant to the terms of his employment agreement, Terry H. Osborne participates in a pension plan funded by the Company which upon his retirement in November 1996, makes him eligible to begin receiving (Pounds)68,544 annually.

  Joseph J. Skadra, the Company's Chief Financial Officer, was hired August 12, 1994. The terms of his engagement include the following: a base salary of $220,000 annually; bonuses of up to $80,000, in the first year, to be awarded if the Company achieves quarterly and annual earnings targets and if Mr. Skadra achieves specified personal management objectives; a bonus upon hiring of $40,000; and options to purchase 45,000 shares of Common Stock, vesting over five years. If all of the Company's Common Stock is acquired and Mr. Skadra does not become Chief Financial Officer of the acquiring firm, then 18,000 of the stock options will immediately vest, if they have not already.

Option Grants in Fiscal 1996

  The following table provides further information on individual stock option grants made in fiscal 1996 to the named executive officers. The table does not reflect as additional grants options canceled and immediately reissued at lower exercise prices. See "Ten-Year Option Repricings" below. The exercise prices set forth in the table are net of all repricings.


                                                                                              Potential Realizable Value
                                                                                              at Assumed Annual Rates of
                                                Individual Grants                             Stock Price Appreciation(1)
                      --------------------------------------------------------------------    ---------------------------
                       Number of Shares      % of Total
                          Underlying      Options Granted
                       Options Granted    to Employees in    Exercise Price     Expiration
      Name                  (#)(2)          Fiscal 1996          ($/Sh.)          Date          5% ($)           10% ($)
      ----             ---------------    ----------------   --------------     ----------      ------           -------
Roger E. Covey                -0-               0.0%               N.A.          N.A.             N.A.              N.A.

Terry H. Osborne              -0-               0.0%               N.A.          N.A.             N.A.              N.A.

Joseph J. Skadra             5,000              0.7%              $9.81        06/07/06          30,857            78,197

Riz Shakir                  30,000              4.2%              $9.81        12/01/05         185,140           469,182

Terry E. Notari               -0-               0.0%               N.A.          N.A.             N.A.              N.A.
------------------------

(1) The potential realizable value columns of the table illustrate values that might be realized upon exercise of the options immediately prior to their expiration, assuming the Company's Common Stock appreciates at the compounded rates specified over the term of the options. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment or nontransferability of the options and do not make any provision for taxes associated with exercise. Because actual gains will depend, among other things, on future performance of the Common Stock, the amounts reflected in this table may not necessarily be achieved. For the actual historical price performance of the Company's Common Stock over the last five fiscal years, see the comparative table below under the caption "Stockholder Return Performance Presentation."

(2) Options granted become exercisable ratably on the first five anniversaries of the grant date.

Aggregated Option Exercises in Fiscal 1996 and October 31, 1996 Option Values

     The following table provides information on option exercises in fiscal 1996 by the named executive officers and the value of such officers' unexercised stock options as of October 31, 1996.

                                                                Number of Shares Underlying      Value of Unexercised In-the-Money
                                                                   Unexercised Options at                   Options at
                                                                    October 31, 1996 (#)                October 31, 1996 ($)
                                                                ---------------------------      ---------------------------------

                                 Shares
                              Acquired on       Value
           Name               Exercise (#)   Realized ($)       Exercisable   Unexercisable      Exercisable         Unexercisable
           ----              -------------   ------------       -----------   -------------      -----------         -------------
Roger E. Covey                    -0-            N.A.              30,000         120,000           46,550               186,202

Terry H. Osborne                30,000         377,499             67,200         183,300          222,087               584,924

Joseph J. Skadra                  -0-            N.A.               9,000          32,000           16,692                59,452

Riz Shakir                        -0-            N.A.              15,001          59,999           27,883               112,133

Terry E. Notari                 49,500         667,500               -0-             -0-              -0-                   -0-

Ten-Year Option Repricings

     The following table provides certain information on the repricing during fiscal 1996 of options held by certain of the executive officers. No options had been repriced prior to fiscal 1996. Further explanation concerning these repricings is included in the Report on Executive Compensation of the Compensation Committee of the Board of Directors, below.

                                           Number of                                                                   Length of
                                           Securities                                                               Original Option
                                           Underlying       Market Price of    Exercise Price                       Term Remaining
                                            Options        Stock at Time of      at Time of                           at Date of
                                           Repriced or       Repricing or       Repricing or       New Exercise      Repricing or
          Name             Date            Amended (#)       Amendment ($)      Amendment ($)       Price ($)          Amendment
          ----             ----            -----------     ----------------    ---------------     ------------     ---------------
Roger E. Covey              N.A.               -0-                N.A.                N.A.             N.A.                N.A.
Terry H. Osborne            N.A.               -0-                N.A.                N.A.             N.A.                N.A.
Joseph J. Skadra          08/26/96             5,000              $9.81             $16.13             $9.81         9 years, 9 mos.
Riz Shakir                08/26/96            30,000              $9.81             $24.08             $9.81         9 years, 3 mos.
                          08/26/96            15,000              $9.81             $18.08             $9.81         9 years, 6 mos.
Terry E. Notari             N.A.               -0-                N.A.                N.A.             N.A.                N.A.


Report on Executive Compensation of the Compensation Committee of the Board of Directors

     The Compensation Committee of the Company's Board of Directors is responsible for implementing specific executive compensation plans. The Company operates in an industry that is highly competitive. The Company believes that its ability to maintain and improve its competitive position is dependent on its ability to attract highly qualified managerial personnel. These personnel are customarily sought from companies much larger and with greater financial resources than the Company, and the Company believes that its ability to attract such personnel is enhanced by the Company's emphasis on significant short-term and long-term performance incentives. The Company accordingly operates in accordance with the following executive compensation philosophy:

     1. A significant portion of annual cash compensation should be determined by quantitative performance measures.

     For SSA executives, the performance-dependent portion of annual cash compensation approximates 40% of base cash compensation (or approximately 30% of total annual cash compensation). These quantitative performance measures are tied directly to the SSA annual business plan. A portion is based on quarterly earnings per share and another portion is based on annual earnings per share. In addition, a variety of other quantitative measures besides earnings per share are included in determining the bonus and future base compensation for each executive. These other measures vary from executive to executive depending on the strategic needs of the business, and tend to be directly related to the executive's duties and the achievements of the specific business unit for which the executive is responsible. The components are reviewed and adjusted by the Compensation Committee on an annual basis. Based on the Company's hiring experience and discussions with executive recruiting firms, the Company believes that base cash compensation for key employees (which approximates 70% of annual cash compensation) is at an industry competitive level.

     2. Compensation should provide incentives for both short-term and, more importantly, for long-term performance.

     Short-term performance is incentivized by the annual performance-determined compensation mentioned above. Long-term performance is incentivized by the use of stock options. Typically, options granted vest over a five-year period, which is an appropriate long-term performance period. The Company's experience is that it has no control over its short- or medium-term stock price, but believes that over the long term the stock price should reflect growth of the Company's earnings. The size of option grants is determined by reference to all the facts and circumstances relating to the executive's compensation. These include, without limitation, the executive's base salary, the cash bonuses earned and potentially available, the size of all past option grants to the executive, the timing of such prior grants, the remaining unvested portion of past grants, the total shares subject to outstanding options held by all key employees and the total remaining shares available for future option grants.

     3. The SSA standard for executive recruitment is to attempt to find and recruit the best person in the world for a given executive position.

     As such, the total compensation scheme for SSA executive officers may be above total compensation available at similarly sized firms when taking into account the Stock Option portion of compensation.

     The compensation of Roger E. Covey, the Company's Chairman and Chief Executive Officer, for services he rendered during fiscal 1996 was determined pursuant to a compensation program adopted by the Committee in December 1994, shortly after Mr. Covey resumed the position of Chairman and Chief Executive Officer. At that time, the Committee reviewed the compensation packages of the chief executives of comparable publicly-traded software companies, some of which the Committee believes are included in the NASDAQ CDP index used in the stock price performance chart below, as well as the compensation of the Company's immediate past Chairman, President and Chief Executive Officer. Based on the review of comparable and historical compensation levels, the Company's operating plan for fiscal 1995, and the services rendered and to be rendered by Mr. Covey, the Committee adopted a compensation program consisting of base salary, bonus and incentive and non-qualified options to purchase 150,000 shares of the Company's Common Stock, which options vest over a five year period following their grant. The non-qualified options are exercisable at $9.83 per share (the fair market value of the Company's Common Stock on the date of grant) and the incentive options, due to IRS rules applicable because of Mr. Covey's existing ownership of SSA stock, are exercisable at $10.82 per share. The annual base compensation paid to Mr. Covey was roughly equivalent to that paid to the Company's immediate past Chief Executive Officer. In addition to the base salary and stock options discussed above, Mr. Covey's compensation program provided that he would be awarded bonuses in specified amounts if the Company achieved certain quarterly and annual per-share earnings targets, product release targets and other quantitative measures. In fiscal 1996, Mr. Covey received no raise in base salary from fiscal 1995, and was awarded no bonus.

     During 1996, the Board determined to deviate from its historic policy of not repricing stock options. In August 1996, the Board determined to reprice stock options of holders other than the Board of Directors and the Company's Chief Executive Officer. The software industry is extremely competitive and stock options are the major long-term compensation tool used to attract, retain, motivate and reward key employees. Since the Company's stock price had declined very sharply during fiscal 1996 and since there was no reasonable expectation that the options would have the desired effect, the Compensation Committee, in consultation with the Chief Executive Officer, in August 1996, canceled all of those options having an exercise price at or above $16.12, and issued new options for the same number of shares to become exercisable at $9.81 per share, the Company's fair market value on the reissuance date. The Compensation Committee left intact those options exercisable at less than $16.12 per share.

     The foregoing report has been furnished by Messrs. Filipowski and Puth and Dr. Zangwill, who currently constitute the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

     During fiscal 1996, the Compensation Committee of the Board of Directors consisted of Warren J. Hayford, John W. Puth and William N. Weaver, prior to July 25, 1996 and John W. Puth, Andrew J. Filipowski and Willard I. Zangwill after July 25, 1996. None of these persons was a current or former officer or employee of the Company or any of its subsidiaries. Mr. Weaver is a member of S&W, which provides legal services to the Company. See "Certain Relationships and Related Transactions."

                  STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     The graph on the following page presents a comparison of the cumulative total stockholder return on the Company's Common Stock since October 31, 1991 with the cumulative total return of the NASDAQ Computer and Data Processing Index ("NASDAQ CDP Index") and the Standard and Poor's 500 Composite Index.

Note: The stock price performance shown below is not necessarily indicative of future price performance.

             Comparison of Five-Year Cumulative Total Return Among System Software Associates, Inc., NASDAQ CDP Index, and S & P 500

[Edgarized data points follow]


Measurement Period       SYSTEM SOFTWARE      S&P     NASDAQ CDP
(Fiscal Year Covered)    ASSOCIATES, INC.  500 INDEX    INDEX
-----------------------  ----------------  ---------  ----------

Measurement Pt-
10/31/91                       $100           $100       $100
10/31/92                       $150           $110       $117
10/31/93                       $150           $126       $130
10/31/94                       $130           $131       $157
10/31/95                       $325           $166       $239
10/31/96                       $186           $206       $278

Assumes $100 invested on October 31, 1991 in System Software Associates, Inc. Common Stock, NASDAQ CDP Index and S & P 500 Index.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  William N. Weaver, Jr., a member of the Board of Directors, is a member of the law firm of Sachnoff & Weaver, Ltd., an Illinois professional corporation. Sachnoff & Weaver, Ltd. has acted and continues to act as counsel to the Company with regard to certain matters and has received legal fees for services rendered in connection therewith.

  Joseph J. Skadra, the Company's Chief Executive Officer, has borrowed funds from the Company commencing July 10, 1996. Amounts borrowed are represented by a promissory note, and bear interest at 8.25% per annum. Mr. Skadra borrowed the amounts for personal reasons. As of April 1, 1997, the amount owing, including accrued interest, is $204,665, which constitutes the largest amount which has been outstanding under such arrangements. Repayment of all amounts of principal is due January 21, 2000. Interest is payable monthly in arrears.

                  ITEM NO. 2--AMENDMENT OF ARTICLE FOURTH OF
                       THE CERTIFICATE OF INCORPORATION

     On April __, 1997, the Board of Directors by unanimous written consent adopted a resolution, subject to stockholder approval, to amend Article Fourth of the Company's Certificate of Incorporation to increase the Company's authorized shares of Common Stock, having a par value of $0.0033 per share, from 60,000,000 to 250,000,000 shares. The Board believes that the proposed amendment is in the best interests of the Company and recommends that you vote FOR the proposed amendment. The text of the proposed amendment (the "Charter Amendment") is contained in Annex B to this Proxy Statement.

     The Board believes that the Company must reduce its debt to improve its financial leverage and flexibility and that this should be accomplished primarily by selling Common Stock or other securities convertible or exchangeable into Common Stock in private transactions or in the public capital markets as the Company's performance and market conditions permit. To accomplish this goal, the Board is recommending that stockholders approve the Charter Amendment which will give the Company the legal capacity to issue additional shares of Common Stock from time to time as approved by the Board. Such shares would be available for issuance without further action by the stockholders unless such approval is required by the rules of the Nasdaq National Market or applicable law.

Reasons For Increasing Authorized Capital

     Stockholders are urged to consider and approve the Charter Amendment, which will increase authorized Common Stock for the following reasons:

     Need to Reduce Financial Leverage. As of January 31, 1997, the Company's capitalization included approximately $72 million of senior notes and bank debt and $104 million in stockholders' equity. On March 27, 1997, the Company issued a $12 million Convertible Subordinated Note to a Strategic investor (the "Convertible Note"). The Convertible Note is convertible into shares of common stock after March 26, 1998 (or earlier upon prepayment by the Company), at a rate equal to the lower of $3.33 per share or 80% of the fair market value of the Common Stock at the time of conversion. As of October 31, 1995, the Company's capitalization included $30 million of senior notes, no bank debt and $143 million in stockholders' equity. The significant decline in the Company's stockholders' equity and increase in debt since October 31, 1995 has been the result of net operating losses which included significant amounts expended on research and development of the Company's distributed object computing technology, and enhancement of its existing products. The Company's financial flexibility is significantly restricted by its high debt to equity ratio.

     All of the Company's senior notes and bank debt mature on November 1, 1997. Amended loan agreements, which reset the maturity of the senior notes and bank debt, also eliminated the Company's ability to borrow funds on a revolving basis and capped the Company's borrowings of bank debt at $47 million. Management believes that the Company will in the future lack adequate financial flexibility unless stockholders' equity is increased.

     Participation in the Organized Capital Markets. Since the Company's initial public offering in 1987, the Company has financed its operations primarily through debt and earnings and has not sold Common Stock in the private or public capital markets. Although the Company recently sold $12 million in subordinated notes convertible into Common Stock, this sale occurred primarily to provide the Company with needed cash at a seasonal low point during the Company's second fiscal quarter, and was relatively insignificant in amount. During the same ten-year period, many of the Company's competitors in the ERP software industry have sold capital stock to reduce their leverage and help fund research and product development and marketing efforts.

     The Board believes that at the earliest possible date, the Company must reduce its debt and increase its equity to levels comparable to its major competitors in the enterprise resource planning (ERP) software industry. The Board believes that sales of Common Stock in private transactions and/or in the public market are the only way to accomplish this recapitalization goal. The Company is currently exploring each of these equity financing alternatives.

     Lack of Authorized Shares. The Company has either issued or reserved for The issuance a substantial majority of its existing 60 million authorized shares of Common Stock. As of the Record Date, 42,613,825 shares of Common Stock were issued and outstanding, an additional [ ] shares were reserved for issuance pursuant to unexercised options granted under the Company's stock option plans and 9,255,151 were reserved for issuance pursuant to outstanding warrants and convertible debt securities. Of those shares (i) 775,000 are reserved for issuance pursuant to Warrants issued on March 3, 1997 to the Company's senior secured bank lenders and senior secured note holders, in consideration of the extension of the maturities of the Company's indebtedness to such institutions until November 1, 1997, and (ii) a maximum of 8,480,151 Shares are reserved for issuance upon conversion under certain circumstances of the Convertible Note. Based on the closing Nasdaq price for the Company's Common Stock on April 1, 1997, a total of 3,603,604 shares would be issuable upon conversion of the Convertible Note in full. The Company's plans for increasing its stockholders' equity will require the issuance of more shares than are currently authorized and available for issuance. In addition, under the Company's Stockholders' Rights Plan each newly issued share of Common Stock is issued together with one Common Stock purchase right, and the Company is required to reserve one share of Common Stock in respect of these Rights for every share of Common Stock issued. This has the effect of doubling the number of authorized shares utilized in any offering. The Charter Amendment must be approved if the Company is to have the ability to sell Common Stock.

     Uses For Stock Sale Proceeds

     The Board believes that the Company should sell Common Stock or securities convertible into Common Stock in the private and public capital markets and use the proceeds to reduce the Company's existing senior note and senior bank debt. The terms of the senior debt currently require the Company to apply the proceeds of any capital stock offering to repay the senior debt. Repayment of the senior debt will substantially reduce leverage and interest expense. The repayment of the Senior Debt will provide the Company with additional flexibility by releasing the Company's assets from the security interests of the holders of the senior debt. The Company has approximately $72 million of principal amount of senior debt currently outstanding. Proceeds from stock sales may also be used to reduce leverage effects from other sources, including equipment lease obligations and other trade indebtedness.

     Certain Additional Considerations

     If the Charter Amendment is approved, the Company will have enhanced flexibility, subject to the approval of the Board, to take advantage of future opportunities to sell Common Stock as circumstances arise. There can be no assurance, however, that the Company will succeed in completing one or more private or public offerings of Common Stock or Common Stock based securities. Although the Company continues to have discussions with potential private investor groups and continues to explore the possibility of a public markets transaction, the Company at present has no definitive agreement or understanding for the issuance of any of the additional shares proposed to be authorized by the Charter Amendment.

     Once authorized in the Certificate of Incorporation, shares of Common Stock may be issued by the Board of Directors without further stockholder approval. The issuance of additional shares of Common Stock may, among other things, have dilutitive effect on earnings per share and on the equity and voting power of existing stockholders. The issuance of Common Stock may also have an anti-takeover effects by making it more difficult to obtain stockholder approval of various actions, such as mergers or removal of management. Holders of the Company's Common Stock do not have preemptive or similar rights with respect to the issuance of shares of the Company's Common Stock, including the additional shares proposed for authorization. Approval of the Charter Amendment will require the affirmative vote of a majority of shares of the Company's Common Stock outstanding and entitled to vote. The text of the proposed Charter Amendment is set forth in Annex B hereto and should be read in its entirety by stockholders.

      The Board of Directors believes that adoption of the proposed Charter Amendment is appropriate and advisable and recommends that the stockholders vote to approve and adopt the proposed amendment. The proxies solicited by and on behalf of the Board of Directors will be voted FOR the proposed amendment to Article Fourth of the Certificate of Incorporation, unless a contrary choice is specified in the proxy.

                     ITEM NO. 3 - PROPOSAL TO APPROVE THE
                            SECOND AMENDMENT TO THE
                       SYSTEM SOFTWARE ASSOCIATES, INC.
                           LONG-TERM INCENTIVE PLAN



     The Board of Directors of System Software Associates, Inc. (the "Company") has adopted, subject to stockholder approval, the Second Amendment to the System Software Associates, Inc. Long-Term Incentive Plan (the "Incentive Plan"). In the event that stockholder approval is received, the Incentive Plan would be amended as set forth in Annex C.

Reasons for the Amendment

     The main purposes for amending the Incentive Plan are to (i) increase by 2,700,000 the number of shares available for grant thereunder, (ii) make certain revisions to the vesting schedule for non-employee directors, and (iii) make certain technical changes that will help ensure compliance with Section 162(m) of the Code.

     The Incentive Plan was originally adopted in 1991. At that time, a total of 1,800,000 shares (adjusted for subsequent stock splits) was reserved for future issuance under the Incentive Plan. Since the Incentive Plan was adopted, no other compensation plans have been adopted, and no additional shares have been added to any of the Company's existing compensation plans. As of April 1, 1997, a total of 434,754 shares have been issued pursuant to the Incentive Plan, and options to acquire another 1,284,736 shares are currently outstanding. Thus, as of that date, only 80,510 shares remained eligible for future grant. As indicated in the Report of the Compensation Committee of the Board of Directors above, the Company, like most others in the software industry, employs stock options to provide long-term incentives and rewards. As a result, stock options constitute a significant component of the Company's total compensation to a broad cross-section of the Company's employees. The Company believes that the ability to offer stock options is of critical importance in attracting, motivating and retaining employees in the extremely competitive software industry. Accordingly, the Company believes that a significant quantity of available shares for future options grants must be provided at this time, particularly to support the Company's continued development and sales of Version
6.0 of its BPCS software product.

     As of April 15, 1997, the market value of the 2,700,000 additional shares reserved for issuance under the Incentive Plan was $12,318,750. Cash payments received by the Company under the Incentive Plan will be used for general corporate purposes. No more than 200,000 shares may be granted under the Incentive Plan in any one calendar year to any one employee.

     Under the Incentive Plan, the vesting schedule of all options granted to non-employee directors will accelerate upon the death or disability of the director. The Board of Directors has adopted, subject to stockholder approval, an amendment that provides that, in addition to the foregoing, if a non-employee director ceases to be a director other than voluntarily or for "cause," the option, to the extent not otherwise exercisable, would become exercisable on a pro-rata basis depending on the number of years the director has served on the Board of Directors (at a rate equal to 10% per year). The Board believes that this change is necessary and appropriate to recognize and reward long-time service on the Board and to bring the Company's option compensation program for outside directors into conformity with those of many other public companies.

     Finally, the amendment also is being proposed so that the Incentive Plan will meet the statutory requirements of Code Section 162(m). In general, Section 162(m) of the Code denies a publicly held corporation a deduction for federal income tax purposes for compensation in excess of $1 million per year paid to its Chief Executive Officer and the four other officers whose compensation is disclosed in its annual proxy statement, subject to certain exceptions. The Amendment is intended to permit the Incentive Plan to qualify under one of these exceptions by limiting the number of options that may be granted to any one employee in any one year.

Description of the Plan

General
-------

     The purpose of the Incentive Plan, which was originally adopted by the Board of Directors of the Company on January 2, 1992, and subsequently approved by the stockholders, is to assist the Company in attracting and retaining key employees, and also independent contractors, non-employee directors and consultants, and to give such persons a greater proprietary interest in, and closer identity with, the Company and its financial success. The Incentive Plan authorizes the Company to make grants ("Awards") of Incentive Stock Options (within the meaning of Section 422 of the Code), Non-Qualified (or non-statutory) Stock Options (the Incentive and Non-Qualified Stock Options issued under the Incentive Plan are referred to collectively as "Options"), Restricted Stock, Stock Appreciation Rights ("SARs"), and cash awards.

      The Incentive Plan is administered by a committee of the Board of Directors consisting of two or more Board members (the "Committee"). The Committee has complete discretion to determine which employees and non-employees will be recipients of Awards under the Incentive Plan (the "Participants") and to establish the terms, conditions and limitations of each Award (subject to the terms of the Incentive Plan and the applicable provisions of the Code), including the type and amount of the Award, the number of shares of common stock to be subject to Options or Restricted Stock, or the amount of cash to be included in the Award, the exercise price of any Options and the date or dates upon which the Options become exercisable or upon which any restrictions applicable to any common stock included in the Award lapse. The Committee also has full power to construe and interpret the Plan and the Awards granted under the Plan, and to establish rules and regulations necessary or advisable for its administration.

     Awards under the Incentive Plan may be granted only to key employees and key non-employees (non-employee directors, consultants, or independent contractors) of the Company and its subsidiaries. The Committee will determine whether a particular employee or non-employee qualifies as a "Key Employee" or "Key Non-Employee." Awards may be granted to a prospective employee, conditioned upon such person becoming an employee.

Terms and Conditions of Awards under the Incentive Plan
-------------------------------------------------------

     Awards under the Incentive Plan may consist of any combination of one or more Incentive or Non-Qualified Options, Restricted Stock, SARs, or cash awards, on a stand alone, combination or tandem basis. The Committee may specify that Awards other than Options will be paid in cash, shares of common stock, or a combination of cash and common stock.

     The Committee is permitted to cancel any unexpired, unpaid, unexercised or deferred Awards at any time if a Participant (a) provides services for a competitor, (b) discloses confidential Company information, or (c) fails to disclose and convey to the Company any invention or idea developed by the Participant during employment by the Company and relating to the business of the Company. Unless otherwise described below for Options, or as may be provided in the Award, all unexpired, unpaid, unexercised or deferred Awards will be canceled immediately if a Participant ceases his or her employment with the Company and its subsidiaries, except for (a) retirement under a Company retirement plan, (b) retirement in the best interest of the Company (as determined by the Company's chief executive or other designated senior officer), or (c) termination of the Participant's employment upon his or her death or disability. Upon retirement under a Company retirement plan or termination in the best interests of the Company, the Committee may permit Awards to continue, and may accelerate exercisability and vesting. Upon the death or disability of a Participant, his or her estate or beneficiaries (or the Participant in the case of disability) may exercise or receive benefits under the Award until the original expiration date as provided in the Award (or within one year in the case of Options) and the Committee may in its discretion accelerate the vesting or terminate the restrictions to which the Award is subject.

     Upon any change in the nature or number of outstanding shares of common stock due to stock split, stock dividend, merger, reorganization or similar event, adjustments will be made to the numbers of shares and the applicable exercise and base prices under outstanding Awards to prevent dilution or enlargement of the Awards previously granted.

     Both Incentive and Non-Qualified Options may be granted pursuant to the Incentive Plan. Incentive Options must have an exercise price per share equal to at least the fair market value of a share at the time the Award is granted. As required by the Code, if an Incentive Option is granted to a Participant who owns more than ten percent of the voting power of the Company (a "Significant Stockholder"), then the exercise price per share will be not less than one hundred ten percent (110%) of fair market value on the date of grant. Fair market value equals the closing sales price of the common stock on the date of grant. The exercise price for Non-Qualified Options will be determined by the Committee in its sole discretion on the date of grant, and, except as may be determined to be appropriate by the Committee pursuant to Section 162(m) of the Code, may be less than fair market value. The maximum term of all Incentive Options granted under the Incentive Plan is ten years. (Incentive Options granted to a Significant Stockholder have a maximum term of five years.) The term of Non-Qualified Options may be set by the Committee in its discretion. No Options may be granted more than ten years from the date the Incentive Plan was adopted. All Options are non-transferable and may be exercised during a Participant's lifetime only by the Participant.

     At the time an Option is awarded, the Committee will specify the date or dates upon which the Option, or portions of the Option, becomes exercisable. The permissible manner of payment for the purchase price upon exercise of the Option (such as cash, check, or the transfer of previously owned, fully paid shares) will be set by the Committee in the particular Award agreement or by general rules.

     A Participant who ceases to be an employee or "Key Non-Employee" of the Company or its subsidiaries will be permitted to exercise any Option, to the extent it was exercisable on the date of such cessation, but only within one month of such cessation, provided that if a Participant voluntarily ceases employment after reaching age 60, he or she will be allowed three months in which to exercise the Option, to the extent to which it was exercisable upon termination of employment. A Participant who is terminated for "cause," as defined in the Incentive Plan, will immediately lose all rights to exercise any Options. If a Participant dies, his or her estate or personal representative may exercise the Option, to the extent it was exercisable on the date of death. If a Participant becomes permanently disabled, he or she may exercise an Option to the extent it was exercisable at the time of the onset of the disability or, if the Option vests periodically, to the extent it would have been exercisable as of the next vesting date. In the case of either death or disability, the Option must be exercised within twelve (12) months after the date of death or onset of disability, and prior to the original expiration date of the Option.

     The Committee may award shares of common stock (or grant an Award denominated in units of common stock) on a restricted basis. The terms of a Restricted Stock Award, including the consideration, if any, to be paid by the Participant to acquire the stock and the restrictions placed upon such shares and the time or times or event or events upon which such restrictions will lapse, will be determined by the Committee at the time the Award is made and will be described in the Award agreement. After the Restricted Stock is awarded, the Participant will be a stockholder with respect to such stock, and will have rights to vote and receive dividends with respect to such stock. Shares of Restricted Stock may not be transferred, assigned or pledged prior to the lapse of the applicable restrictions. The Committee, in its discretion, may accelerate the date on which the restrictions lapse.

     The Committee may award SARs either alone, in tandem or in combination with an Option or other Award. An SAR will permit the Participant to receive, upon exercise, cash or shares of common stock equal in value to the excess of the fair market value of a share of common stock as of the exercise date over the base price set by the Committee at the time the SAR is granted, multiplied by the number of shares of common stock then being exercised under the SAR. The base price will be at least the fair market value of a share of common stock on the date of grant, unless a lower base price is approved by the Board of Directors. SARs will become exercisable upon the date or dates, or the occurrence of the events, set by the Committee at the time of grant. An SAR may only be exercised by the Participant or, if applicable, by the Participant's personal representative.

     Under the provisions of the Incentive Plan, all members of the Board of Directors who are not employees of the Company will receive an Option to purchase 22,500 shares. The Option will be granted on the date such person is first appointed or elected to the Board. Each continuing non-employee member of the Board of Directors will receive an additional Award of an Option to purchase 22,500 shares upon the fifth anniversary of the date the first such Option was granted thereunder. Each Option issued to a non-employee member of the Board of Directors will become exercisable in equal annual installments on the first through fifth anniversaries of the date of grant, provided, however, each such Option will become immediately exercisable if the non-employee director ceases to be a director because of death or disability and, provided further, that each such Option that is not otherwise exercisable upon the date a non-employee director ceases to be a director for reasons other than voluntary termination or for "cause" shall become exercisable on a pro-rata basis depending upon the number of years the director has served on the Board of Director (at a rate equal to ten percent (10%) for each such year of service).

     The Committee may award cash payments under the Incentive Plan, subject to restrictions and conditions and other terms as determined by the Committee at the time of the Award. A cash Award will be subject to cancellation or forfeiture upon the terms set forth above.

Federal Income Tax Effects
--------------------------

  Under the Code, as presently in effect, the grant of an Option or SAR or the award of Restricted Stock under the Incentive Plan will not generate federal income to a Participant or a deduction to the Company.

     Upon exercise of a Non-Qualified Option or an SAR, the Participant will normally be deemed to have received ordinary income in an amount equal to the difference between the exercise price for the Option and the fair market value of the Company's common stock on the exercise date or, in the case of an SAR, equal to the amount of payment received from the Company (less any exercise price, if applicable). The Company will be entitled to a tax deduction in the same amount as is recognized by the Participant at the same time, provided the Company includes and reports such amounts on a timely filed Form W-2 or Form 1099-MISC (or similar such IRS form filing). Upon a disposition of shares acquired upon exercise of a Non-Qualified Option, any amount received in excess of the market value of the shares at the time of exercise of the Option generally will be treated as long-term or short-term capital gain, depending on the holding period of the shares. The Company will not be entitled to any tax deduction upon such subsequent disposition.

     In the case of Incentive Options, the Participant recognizes no ordinary income on the date of grant or exercise. If the Participant holds the stock acquired through exercise of an Incentive Option for one year from the date of exercise and two years from the date of grant, the Participant will thereafter recognize long-term capital gain or loss upon a subsequent sale of the stock, based on the difference between the Incentive Option's exercise price and the sale price. If the stock is sold before the requisite holding period, the Participant will recognize ordinary income based upon the difference between the exercise price and the lesser of the sales price or the fair market value upon the date of exercise. The Company generally will be allowed a business expense deduction only if, and to the extent, the Participant recognizes ordinary income.

     For Awards of Restricted Stock, the fair market value of the stock is not taxable to the Participant as ordinary income until the year the Participant's interest is freely transferable or no longer subject to a substantial risk of forfeiture. Section 83 of the Code, however, permits a Participant to elect to have the fair market value of the stock taxed as ordinary income in the year the Award if received. Dividends on Restricted Stock are treated as ordinary income at the time paid. The Company generally will be entitled to a deduction equal to the amount of ordinary income recognized by the Participant.

     Upon the grant of a cash award, the Participant will recognize ordinary income equal to the amount of the award, which amount will be includable in the Participant's taxable income in the year such cash award is paid. The Company will be entitled to a deduction in the same year equal to the amount of the Award.

Vote Required; Directors' Recommendation
----------------------------------------

     The Second Amendment to the Incentive Plan became effective on April 15, 1997 by Board resolution, subject to its approval by the Company's stockholders. Accordingly, approval of the Second Amendment to the Incentive Plan requires the affirmative vote of the holders of a majority of the shares of common stock outstanding as of the Record Date and present in person or by proxy at the annual meeting. The Board of Directors recommends a vote FOR approval of the Second Amendment to the Incentive Plan. The proxies solicited by and on behalf of the Board of Directors will be voted FOR approval of the Incentive Plan, unless a contrary choice is specified in the proxy.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals submitted for evaluation as to inclusion in the proxy materials for the Company's next annual meeting of stockholders must be received by the Company not later than September 30, 1997, at the Company's principal executive offices at 500 West Madison Street, 32nd Floor, Chicago, Illinois 60661.



                        INDEPENDENT PUBLIC ACCOUNTANTS

     By the selection of the Company's management, the accounting firm of KPMG Peat Marwick LLP, certified public accountants, serves as the Company's independent public accountants. One or more representatives of KPMG Peat Marwick LLP are expected to be present at the Meeting, with the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions.


               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers and holders of 10% or more of the Company's Common Stock, to file with the Securities and Exchange Commission reports of ownership and changes in ownership on the SEC's Forms 3, 4 and 5. Mr. Filipowski and Dr. Zangwill were granted stock options in connection with their appointment to the Board of Directors in July 1996. Mr. Filipowski and Dr. Zangwill filed the necessary Report on Form 5 in connection with such grants on April [__], 1997.


                            ADDITIONAL INFORMATION

     The audited financial statements of the Company for the fiscal year ended October 31, 1996 are included in the attached Annex A to this Proxy Statement. Annex A also contains the information required by the Securities and Exchange Commission to be included in an Annual Report to security holders.


                                 OTHER MATTERS

     Management is not aware of any other matters to be presented for action at the Meeting. If any other matters are properly brought before the Meeting, it is the intention of the persons named as proxies in the accompanying form of proxy to vote the shares represented thereby in accordance with their best judgment.


                                       For the Board of Directors

Chicago, Illinois                      Joseph J. Skadra
April __, 1997                         Secretary

PROXY


                       SYSTEM SOFTWARE ASSOCIATES, INC.
                            500 West Madison Street
                            Chicago, Illinois 60661

This Proxy is Solicited on Behalf of the Board of Directors.

     The undersigned hereby appoints Roger E. Covey and Joseph J. Skadra as Proxies, and each of them, with the power to appoint their substitutes, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock, $0.0033 par value per share of System Software Associates, Inc., a Delaware corporation (the "Company") held of record by the undersigned on April [11], 1997 at the Annual Meeting of Stockholders to be held on Wednesday, May 28, 1997, or any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no selection is made, this proxy will be voted for Proposals 1, 2 & 3.


1.   PROPOSAL to elect the Board of Directors. Nominees are:
Roger E. Covey, Andrew J. Filipowski, John W. Puth, and William N. Weaver, Jr. (check one):

          VOTE FOR                     WITHHOLD                       (INSTRUCTION:  To withhold authority to vote          ABSTAIN
     all nominees listed              AUTHORITY                       for any individual nominee, strike a line
     (except as marked)        to vote for all nominees               through the nominee's name in the list below.)
      to the contrary)

            [_]                          [_]                                                                                  [_]

2. PROPOSAL to amend Article IV of the Certificate of Incorporation of the Company, to increase the number of authorized common shares to 250,000,000 (check one):

          VOTE FOR                     WITHHOLD
                                      AUTHORITY

            [_]                          [_]                                                                                  [_]

3.   PROPOSAL to amend the Long-Term Incentive Plan:

          VOTE FOR                     WITHHOLD
                                      AUTHORITY

            [_]                          [_]                                                                                  [_]

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting, or any adjournment thereof.

[                                                                              ]
                              ((Name))
[                                                                              ]

DATED:                                                   1997
     --------------------------------------------------,



--------------------------------------------------------------------------------
                                   Signature


--------------------------------------------------------------------------------
                          Signature (if held jointly)


Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If as a corporation, please sign in full corporate name by President or other authorized officer.
If as a partnership, please sign in full partnership name by authorized person.

PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. IF YOU HAVE ANY QUESTIONS, PLEASE CONTACT JOSEPH J. SKADRA AT THE COMPANY AT (312) 258-6000.